Exhibit 1.2
[English Translation]
MS&AD Insurance Group Holdings, Inc.
Share Handling Regulations
Chapter I General Provisions
(Purpose)
Article 1
The procedures for exercising shareholders rights and other handling of shares of the Company are governed by the provisions set out by the Japan Securities Depository Center, Incorporated (“JASDEC”) and the account management institutions such as securities companies (the “Securities Company”) with which shareholders open their book-entry transfer accounts, and are also governed by these Regulations pursuant to the provisions of the Articles of Incorporation.
(Administrator of Shareholders Registry)
Article 2
The administrator of the shareholders registry of the Company and place of business of the administrator of the shareholders registry shall be as follows:
Administrator of Shareholders Registry:
The Sumitomo Trust & Banking Co., Ltd.
4-5-33, Kitahama, Chuo-ku, Osaka-shi
Place of Business of Administrator of Shareholders Registry:
Stock Transfer Agency Department
The Sumitomo Trust & Banking Co., Ltd.
2-3-1, Yaesu, Chuo-ku, Tokyo
Chapter II Record in Shareholders Registry
(Record in Shareholders Registry)
Article 3
1.	Entries in the shareholders registry will be changed upon notification from JASDEC such as a general shareholders notification (except for the notification (the “Individual Shareholder Notification”) prescribed in Paragraph 3 of Article 154 of the Law Concerning Book-Entry Transfer of Corporate Bonds, Shares, Etc. (the “Book-Entry Law”)).

2.	In addition to the preceding paragraph, in the case of issuing new shares or other cases prescribed by law or ordinance, changes will be made to entries in the shareholders registry without notification from JASDEC.

3.	Entries in the shareholders registry are recorded by using characters and symbols designated by JASDEC.
(Notification Concerning Entries in Shareholders Registry)
Article 4

Shareholders shall, in accordance with the provisions set out by JASDEC, submit notification of their name or company name and address through the Securities Company and JASDEC. The same applies to any change thereto.
(Representative of Legal Entity)
Article 5
Any shareholder who is a legal entity shall, in accordance with the provisions set out by JASDEC, submit notification of one representative of the shareholder through the Securities Company and JASDEC. The same applies to any change thereto.
(Representative of Joint Shareholders)
Article 6
Any shareholder who jointly holds shares shall appoint one representative and, in accordance with the provisions set out by JASDEC, submit notification of the joint representative’s name or company name and address through the Securities Company and JASDEC. The same applies to any change thereto.
(Statutory Representatives)
Article 7
Any statutory representative of a shareholder such as a person with parental authority or guardian shall, in accordance with the provisions set out by JASDEC, submit notification of their name or company name and address through the Securities Company and JASDEC. The same applies to any change thereto or cancellation thereof.
(Notification of Address to Receive Notices for Shareholders Residing Abroad)
Article 8
Shareholders and registered pledgees of shares or their statutory representatives residing in a foreign country shall either appoint a standing proxy in Japan or designate an address in Japan where notices are to be received, and, in accordance with the provisions set out by JASDEC, file a notification of the standing proxy’s name or company name and address or the address where notices are to be received through the Securities Company and JASDEC. The same applies to any change thereto or cancellation thereof.
(Method of Confirmation of Notification through JASDEC)
Article 9
Any notification by a shareholder submitted to the Company through the Securities Company and JASDEC is considered to be submitted by the shareholder.
Chapter III Confirmation of Shareholder Identity
(Confirmation of Shareholder Identity)
Article 10
1.	If a shareholder (including a shareholder who gives the Individual Shareholder Notification) makes a request or otherwise exercises its shareholders rights (the “Request”), the shareholder shall attach or provide materials that certify the Request is made by such shareholder himself/herself (“Certification”), except when the Company can identify the Request as being made by such shareholder.

2.	If the Request by a shareholder is submitted to the Company through the Securities Company and JASDEC, the Request is deemed to have been made by such shareholder himself/herself, and Certification is not required.

3.	If a proxy makes the Request, the proxy shall follow the procedures set out in Paragraphs 1 and 2 of this Article, and attach a power of attorney to which the shareholder’s signature or name and seal impression are affixed. The proxy’s name or company name and address are required to be entered in the power of attorney.

4.	Paragraphs 1 and 2 of this Article apply mutatis mutandis to proxies.
Chapter IV Procedures for Exercising Shareholder Rights
(Minority Shareholders Right)
Article 11
In the case where shareholders directly exercise against the Company their minority shareholders rights and other rights provided in Paragraph 4 of Article 147 of the Book-Entry Law, the shareholders shall submit a document on which their signatures or names and seal impressions are affixed, together with a receipt of the Individual Shareholder Notification.
(Shareholder Proposal to be Entered in Reference Document for Shareholder Meeting)
Article 12
In the case where an agenda item for a shareholders meeting is proposed by shareholders, the volume prescribed by the Company in accordance with Paragraph 1 of Article 93 of the Regulations for Enforcement of the Companies Law is as follows:
(1)	Reason for proposal 400 Japanese characters for each agenda item

(2)	Matters to be entered in the reference document for the shareholders meeting for an agenda item concerning the election of officers 400 Japanese characters for each candidate
(Method to Request Purchase of Shares Less Than One Unit)
Article 13
In the case where a request to purchase shares less than one unit is made by a shareholder, such request shall be made through the Securities Company in accordance with the provisions set out by JASDEC and the Securities Company.
(Determination of Purchase Price)
Article 14
1.	The per share purchase price of a purchase request under the preceding paragraph shall be the closing price of the shares of the Company on the Tokyo Stock Exchange on the day the request documents reach the place of business of the administrator of the shareholders registry. However, if there is no trading of the shares of the Company on that day, or if that day falls on a holiday of the Tokyo Stock Exchange, the purchase price per share shall be the execution price of the first trading of the shares of the Company thereafter.

2.	The purchase price shall be the amount obtained by multiplying the per share purchase price determined under the preceding paragraph by the number of shares that are the subject of the purchase request.
(Payment of Purchase Proceeds)
Article 15
1.	The Company shall pay the amount equivalent to the purchase price in the preceding

Article (the “Purchase Proceeds”) on 4th business day from the business day immediately following the day the per share purchase price is determined, except as otherwise determined by the Company. However, if the purchase price is a price reflecting the right to distribution of surplus or stock splits, the Company shall pay the Purchase Proceeds by the record date.

2.	A person filing a request to purchase shares under the preceding paragraph may request the payment of the Purchase Proceeds by bank transfer to the bank account designated by the person or in cash to any branch of Japan Post Bank Co., Ltd.
(Transfer of Shares Purchased)
Article 16
Shares less than one unit that are the subject of a purchase request shall be transferred to the Company’s book-entry account on the day the payment of the Purchase Proceeds or the payment procedures under the preceding Article are completed.
(Method of Sale Request)
Article 17
In the case where a shareholder who holds shares less than one unit files a request to sell the number of shares that will constitute one unit when combined with the number of shares less than one unit held by that shareholder (the “Sale Request”), the shareholder shall file such request through the Securities Company in accordance with the provisions set out by JASDEC and the Securities Company.
(Sale Request Exceeding Balance of Treasury Stock)
Article 18
If the total number of shares that are the subject of the Sale Requestfiled on one same day and with respect to which the timing of the receipt is not clear, exceeds the number of treasury stock which are required to be transferred and held at that time by the Company, all Sale Requests filed on such day shall be null and void.
(Effective Date of Sale Request)
Article 19
A Sale Request shall be effective on the day the documents for such Sale Request reach the place of business of the administrator of the shareholders registry.
(Determination of Sale Price)
Article 20
1.	The per share sale price of the Sale Request shall be the closing price of the shares of the Company on the Tokyo Stock Exchange on the effective date of the Sale Request. However, if there is no trading of the shares of the Company on that day, or if that day falls on a holiday of the Tokyo Stock Exchange, the sale price shall be the execution price of the first trading of the shares of the Company thereafter.

2.	The sale price shall be the amount obtained by multiplying the per share sale price determined under the preceding paragraph by the number of shares that are the subject of the Sale Request.
(Transfer of Shares Sold)
Article 21
With respect to the treasury stock in the number equivalent to the number of shares that are the subject of a Sale Request, the application for the transfer of such shares to the book-entry account of the shareholder who made such Sale Request shall be made in accordance with the provisions set out by JASDEC on the date on which it is confirmed that the amount equivalent to the sale price has been remitted to the bank account designated by the Company through the Securities Company by the shareholder who filed the Sale Request.
(Suspension Period of Processing Sale Requests)
Article 22
1.	The Company shall suspend the processing of any Sale Request each year during the period starting on the 10th business day prior to the following dates and ending on the following dates:
(1)	March 31;

(2)	September 30; and

(3)	Any other shareholders determination dates determined by JASDEC.
2.	Notwithstanding the preceding paragraph, the Company may set other periods during which Sale Requests shall not be processed as the Company deems necessary.
Chapter V Exceptional Provisions for Special Account
(Exceptional Provisions for Special Account)
Article 23
Confirmation of the identity of a shareholder who opens a special account and other handling in relation to a special account are governed by the provisions set out by JASDEC and the account management institutions of the special account.
(As amended on April 1, 2010)